Exhibit 10.3

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (the “Amendment”) is made as of the 16th day of November, 2015 by and between IDI, Inc., a Delaware corporation (“Company”), and James Reilly (“Employee”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Employment Agreement (defined below).

WHEREAS, The Best One, Inc., a Florida corporation (“Best One”), and Employee entered into that certain Employment Agreement made by and between Best One and Employee, dated September 30, 2014, as amended by that certain Amendment to Employment Agreement made by and between Best One and Employee, dated March 17, 2015 (as amended, the “Employment Agreement”).

WHEREAS, the Employment Agreement was assumed by Company pursuant to certain transactions involving Best One.

WHEREAS, Company and Employee desire to amend the Employment Agreement in accordance with the terms and provisions hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, Company and Employee hereby adopt this Amendment effective as of the date hereof.

1.	Paragraph 6 to Exhibit A to the Agreement (“Exhibit A”) is deleted in its entirety and the following substituted in lieu thereof:

“Term: Commencing on the Effective Date and ending September 30, 2017; provided, that, upon September 30, 2017, this Agreement shall automatically renew for successive one (1) year terms, unless either party provides written notice to the other no less than thirty (30) days prior to the commencement of each such renewal setting forth a desire to terminate this Agreement.”

2.	Paragraph 7 to Exhibit A is deleted in its entirety and the following substituted in lieu thereof:

“Base Salary: $264,000 per annum.”

3.	The following is inserted as Paragraph 10 to Exhibit A.

“Additional Equity: 500,000 RSUs pursuant to the IDI, Inc. 2015 Stock Incentive Plan or such other equity plan or arrangement as may be in effect from time to time (such plan or arrangement hereinafter referred to as the “Plan”); provided, that, the grant of the RSUs will only be awarded once sufficient shares have been approved for issuance by the stockholders pursuant to the Plan in order to issue the shares underlying the RSUs. The RSUs shall be documented on an award agreement which shall conform to the terms and conditions set forth in this paragraph (the “Award Agreement”). The RSUs shall be subject to ratable annual vesting over a three (3) year period pursuant to the terms of the Award Agreement; provided however that no portion of the RSUs shall vest unless and until Company has, for any fiscal year in which the RSUs are outstanding, gross revenue determined in accordance with Company’s audited financial statements in excess of $100 million for such fiscal year and positive EBITDA (also as determined based on Company’s audited finance statements) for such fiscal year, after subtracting all charges for equity compensation paid to executives or other service providers to Company. In addition, the RSUs shall vest immediately upon: (i) a Change in Control, (ii) a termination of Employee’s employment by Company Without Cause, (iii) a termination of employment by Employee for Good Reason, or (iv) Employee’s death or Disability. Shares of Company’s Common Stock shall generally be issued with respect to the vested RSUs upon the earlier of: (i) a Change in Control, or (ii) Employee’s “separation from service” as defined for purposes of Code Section 409A (the “Delivery Event”); provided, however, that the delivery of shares shall be delayed until the earlier of (A) six (6) months following separation from service, or (B) Employee’s death, if necessary to comply with the requirements of Code Section 409A. All shares underlying vested RSUs shall be delivered to Employee upon a Delivery Event regardless as to the reason triggering such Delivery Event (including the reason the Employee’s employment is terminated). This Paragraph 10 shall be in addition to and shall not in any way modify, amend or restate any other grant of RSUs made pursuant to this Agreement or to any grant agreement previously executed by Employee.

For purposes hereof, a “Change in Control” shall mean:

(i) any one (1) person, or more than one (1) person acting as a group, acquires ownership of common stock of Company that, together with common stock held by such person or group, possesses more than 50% of the total fair market value or total voting power of the common stock of Company; provided, however, that if any one (1) person, or more than one (1) person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the common stock of Company, the acquisition of additional common stock by the same person or persons will not be considered a Change in Control under this Agreement. Notwithstanding the foregoing, an increase in the percentage of common stock of Company owned by any one (1) person, or persons acting as a group, as a result of a transaction in which Company acquires its common stock in exchange for property will be treated as an acquisition of common stock of Company for purposes of this clause (i);

(ii) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of Company (the “Board”) (together with any new or replacement directors whose election by the Board, or whose nomination for election by Company’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(iii) any one (1) person, or more than one (1) person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by the person or persons) assets from Company, outside of the ordinary course of business, that have a gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Company immediately prior to such acquisition or acquisitions. For purposes of this Section, “gross fair market value” means the value of the assets of Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding anything to the contrary in this Agreement, the following shall not be treated as a Change in Control under this:

(A) a transfer of assets from Company to a shareholder of Company (determined immediately before the asset transfer);

(B) a transfer of assets from Company to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Company;

(C) a transfer of assets from Company to a person, or more than one (1) person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding capital stock of Company; or

(D) a transfer of assets from Company to an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.

4.	Except as specifically amended hereby, all terms and provisions of the Employment Agreement shall remain in full force and effect.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY: IDI, Inc., a Delaware corporation

By:	/s/ Michael Brauser
Michael Brauser, Chairman

EMPLOYEE:

/s/ James Reilly
James Reilly

[Signature Page to Second Amendment to Employment Agreement]